Juhl Wind, Inc. Formed Via Merger with MH&SC Inc.

Woodstock, MN - June 25, 2008 - Juhl Wind Inc. and MH&SC (OTCBB: JUHL.OB) announced today that it has closed a $5,160,000 private placement concurrent with a business combination with Juhl Energy Development Inc. and DanMar & Associates Inc., two Minnesota-based wind power development companies under common control that specialize in “Community Wind Farms”. The combined company will operate under the name Juhl Wind, Inc. and will assume and execute the Juhl Wind business plan as its sole business. Juhl Wind shares will be quoted on the OTC Bulletin Board under the ticker JUHL.OB.

Juhl Wind Inc. operates two wholly-owned subsidiaries that have been engaged in the development of community wind power in various communities in the Midwestern United States. Through its subsidiaries, Juhl Energy and DanMar, Juhl Wind has developed 11 wind farms producing approximately 117 megawatts of wind power - enough to power over 35,000 homes. Currently, Juhl Wind is engaged in various aspects of development of 16 new wind farms totaling approximately 400 megawatts of wind power. Juhl Wind’s “Community Wind” differs from larger, utility owned wind farms by sharing the majority of wind farm ownership with the actual land owners and local communities.

Juhl Wind, Inc. is led by Dan Juhl, a respected pioneer and acknowledged expert of wind power development in the U.S, having been active in the wind industry since the mid-1980’s. As a result of the transaction, Mr. Juhl has become the company’s Chairman and CEO. “The private placement and public merger are significant steps for the future of Juhl Wind,” stated Dan Juhl. “By going public and providing strategic growth capital, we are positioned to continue our leadership in the development of community wind in the Midwest and throughout the U.S. and Canada. Our goal is to continue to build the community wind segment of the wind power industry at a time when wind power is seeing such explosive growth.”

“We have had great success over the years developing Community Wind,” continued Dan Juhl. “Our projects are based on the formation of partnerships with the farmers upon whose land the wind turbines are installed.  This type of wind power has been labeled “community wind power” because the systems are actually owned by the farmers themselves and the local communities they serve.  We are proud to be leading the development of community wind, bringing the huge environmental and economic benefits of wind power to the actual people that it serves.”

Currently in the United States, wind energy accounts for 6% of renewable electricity generation and nearly 1% of total electricity supply. The United States Department of Energy recently issued its report titled “20% Wind Energy by 2030” (http://www1.eere.energy.gov/windandhydro/pdfs/41869.pdf) calling for 20% of all electricity production to be produced by wind by the year 2030.

After the closing of the merger and private placement, Juhl Wind Inc. had 25,160,000 shares of common stock outstanding inclusive of 5,160,000 shares of series A preferred stock sold in the private placement (convertible at any time into a like number of shares of common stock). The series A investors also received five-year warrants to purchase up to 2,580,000 shares of our common stock at exercise prices ranging from $1.25 to $1.75 per share. The private placement was led by institutional investors including Vision Opportunity Master Fund Ltd. And Daybreak Special Situations Fund LP. The securities sold in the private placement and the merger have not yet been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. This new release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Juhl Wind Inc.
Juhl Wind is an established leader in Community Based Wind Power development and management, focused on wind farm projects throughout the United States and Canada. Juhl Wind pioneered community-based wind farms, developing the currently accepted financial, operational and legal structure providing local ownership of medium to large scale wind farms. To date, the Company has completed 11 wind farm projects and provides operations management and oversight across the portfolio. Juhl Wind services every aspect of wind farm development from full development and ownership to consultation. Juhl Wind is based in Woodstock, Minnesota and is traded on the OTCBB under the symbol JUHL.OB. Additional information is available at the Company’s website at www.juhlwind.com or by calling 877 584 5946 (or 877-JUHLWIN).

Juhl Wind Investor Relations
Jody Janson
iStockDaily, Inc.
Phone: (888) 438-JUHL (5845)
Fax:  585-232-5457
Email: jody@istockdaily.com

FORWARD LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Juhl Wind’s current expectations about its future results, performance, prospects and opportunities. Juhl Wind has tried to identify these forward-looking statements by using words and phrases such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Juhl Wind and are subject to a number of risks, uncertainties and other factors that could cause Juhl Wind’s actual results, performance, prospects or opportunities in the remainder of 2008 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Juhl Wind’s current 8K or as may be described from time to time in Juhl Wind’s subsequent SEC filings; and such factors as incorporated by reference.